Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES CONTRACT FOR POTENTIAL DISPOSITION OF A PORTFOLIO OF 14 INCOME PROPERTIES AND DISPOSITION OF INVESTMENT SECURITIES

March 31, 2016 – DAYTONA BEACH, FLORIDA – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the execution of a definitive agreement for the sale of a portfolio of 14 core income properties, along with the completion of the disposition of certain investment securities.

On March 28, 2016 the Company entered into a purchase and sale agreement for the sale of a portfolio of 14 single-tenant income properties (the “Portfolio Sale”). The properties include nine properties leased to a subsidiary of Bank of America,  located primarily in Orange County and also in Los Angeles County, California; two properties leased to a subsidiary of Walgreens, located in Boulder, Colorado and Palm Bay, Florida; a property leased to a subsidiary of CVS located in Tallahassee, Florida; a ground lease for a property leased to a subsidiary of Chase Bank located in Chicago, Illinois; and a ground lease for a property leased to Buffalo Wild Wings in Phoenix, Arizona.  The sales price for the Portfolio Sale is approximately $51.6 million. The Portfolio Sale contemplates that the sales price includes the buyer’s assumption of the existing $23.1 million mortgage loan secured by the aforementioned properties. The Portfolio Sale, if completed, would result in an estimated gain of approximately $11.4 million, or approximately $1.22 per share, after tax. The Portfolio Sale is anticipated to close in the third quarter of 2016.  The Company intends to use the proceeds from this sale as part of a Section 1031 like-kind exchange. The closing of the Portfolio Sale is subject to customary closing conditions.

In an unrelated matter, as of March 28, 2016, the Company completed the disposition of its remaining position in investment securities, including both common stock, as well as debt securities, of a publicly traded real estate company, with a total basis of approximately $6.8 million resulting in net proceeds of approximately $6.3 million. The Company expects to utilize the net proceeds to pay down its credit facility.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.7 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for the year ended December 31, 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of the Portfolio Sale, the assumption of the mortgage loan securing the properties in the Portfolio Sale, the possible strategic alternatives that might be identified during the Company’s review of strategic alternatives, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.